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                                   EXHIBIT 21

                                 TO FORM 10-K OF
                           SEA PINES ASSOCIATES, INC.

                   Subsidiaries of Sea Pines Associates, Inc.

         Sea Pines Company, Inc., a South Carolina corporation, and Sea Pines Associates Trust I, a Delaware business trust, are wholly owned direct subsidiaries of Sea Pines Associates, Inc. Sea Pines Company, Inc. has one significant subsidiary, Sea Pines Real Estate Company, Inc., a South Carolina corporation doing business as Sea Pines Real Estate Company.